PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  |X|

Filed by a party other than the Registrant  |_|

Check the appropriate box:

|_|    Preliminary Proxy Statement           |_|  Confidential, for Use of the
                                                  Commission Only (as permitted
                                                  by Rule 14a-6(e)(2))

|X|    Definitive Proxy Statement

|_|    Definitive Additional Materials

|_|    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              AU BON PAIN CO., INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

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|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

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|_|      Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

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


                              AU BON PAIN CO., INC.

                    Notice of Annual Meeting of Stockholders

                           June 25, 1998 -- 10:00 A.M.


     You are hereby notified that the Annual Meeting of Stockholders of Au Bon Pain Co., Inc. will be held on Thursday, June 25, 1998 at 10:00 A.M., at USTrust, 40 Court Street, 12th Floor, Boston, Massachusetts, to consider and act upon the following matters:

     1. To elect two (2) Directors;

     2. To ratify the action of the Directors reappointing Coopers & Lybrand L.L.P. as auditors for the Company for the fiscal year ending December 26, 1998;

     3. To transact such other business as may properly come before the meeting.

     If you are unable to attend the meeting personally, please be sure to date, sign and return the enclosed proxy in the envelope provided to: Boston EquiServe Limited Partnership, 150 Royall Street, Canton, Massachusetts 02021.

     Only stockholders of record on the books of the Company at the close of business on May 6, 1998, are entitled to notice of and to vote at the meeting.

                                            By Order of the Board of Directors,



                                            Walter D. Wekstein, Secretary

Dated:  May 26, 1998

                              AU BON PAIN CO., INC.

                               EXECUTIVE OFFICES:
                              19 FID KENNEDY AVENUE
                           BOSTON, MASSACHUSETTS 02210


                                 PROXY STATEMENT


                                VOTING PROCEDURES

     This proxy statement and the accompanying proxy card are first being mailed to stockholders commencing on or about May 26, 1998. The accompanying proxy is solicited by the Board of Directors of Au Bon Pain Co., Inc. (the "Company" or "Au Bon Pain"), for use at the Annual Meeting of Stockholders to be held on June 25, 1998, and any adjournment or adjournments thereof. The cost of soliciting proxies will be borne by the Company. Directors, officers and employees of the Company may assist in the solicitation of proxies by mail, telephone, telegraph and personal interview without additional compensation.

     When a proxy is returned properly signed, the shares represented thereby will be voted by the persons named as proxies in accordance with the stockholder's directions. You are urged to specify your choices on the enclosed proxy card. If a proxy is signed and returned without specifying choices, the shares will be voted `FOR' proposals 1 and 2 and in the discretion of the persons named as proxies in the manner they believe to be in the best interests of the Company as to other matters that may properly come before the meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the meeting by written notice to the Company, by oral notice to the Secretary at the meeting or by submitting a later dated proxy.

     The Board of Directors has fixed May 6, 1998 as the record date for the meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the meeting. On the record date, there were 10,277,999 shares of Class A Common Stock (each of which is entitled to one vote), and 1,605,575 shares of Class B Common Stock (each of which is entitled to three votes) of the Company issued and outstanding. The Class A and Class B Common Stock are referred to in this proxy statement as the "Common Stock." The holders of Common Stock do not have cumulative voting rights.

     For all proposals on the agenda for the meeting, the holders of a majority in interest of the combined voting power of the Class A and Class B Common Stock issued and outstanding and entitled to vote and present in person or represented by proxy, will constitute a quorum. Shares represented by all proxies received, including proxies that withhold authority for the election of directors and/or abstain from voting on a proposal, as well as "broker non-votes," discussed below, count toward establishing the presence of a quorum.

     Assuming the presence of a quorum, Directors of the Company are elected by plurality vote of the combined voting power of the shares of Class A and Class B Common Stock present in person or represented by proxy and voting in the election of Directors. Shares may be voted for or withheld from each nominee for election as a Director. Shares for which the vote is withheld and "broker non-votes" will be excluded entirely and will have no effect on the election of Directors of the Company.

     Assuming the presence of a quorum, the ratification of the appointment of Coopers & Lybrand LLP must be approved by affirmative vote of a majority of the combined voting power of the shares of Class A and Class B Common Stock present in person or represented by proxy and voting on each matter. Shares represented by proxies which are marked "abstain" for this proposal on the proxy card and proxies which are marked to deny discretionary authority on other matters will not be included in the vote totals for the respective proposals and, therefore, will have no effect on the vote.

     Under applicable rules, brokers who hold shares of the Company's Common Stock in street name have the authority to vote the shares in the broker's discretion on "routine" matters if they have not received specific instructions from the beneficial owner of the shares. Item 1, the uncontested election of directors, and Item 2, the ratification of independent accountants are "routine" matters for this purpose. With respect to matters which are determined by the appropriate broker-dealer regulatory organization to be "non-routine," none of which appear on the Agenda for this meeting of the Company's stockholders, brokers may not vote shares held in street name without specific instructions from the beneficial owner. If a broker holding shares in street name submits a proxy card on which the broker physically lines out the matter (whether it is "routine" or "non-routine") or does not indicate a specific choice ("for," "against" or "abstain") on a matter that is "non-routine," that action is called a "broker non-vote" as to that matter. Broker "non-votes" with respect to "routine" matters such as Items 1 and 2 on the agenda for this meeting, or "non-routine" matters, are not counted in determining the number of votes cast with respect to the matter. If a broker submits a proxy but does not indicate a specific choice on a "routine" matter, the shares will be voted as specified in the proxy card. At this meeting of the Company's stockholders, shares represented by such proxy card would be voted for the election of the director nominees and for the ratification of the independent accountants.


                              ELECTION OF DIRECTORS
                             (Item 1 On Proxy Card)

     The Board of Directors is divided as nearly as possible into three classes, each having an equal number of directors, with the terms of each class staggered so that the term of one class expires at each annual meeting of the stockholders.

     Nominees George E. Kane and Henry J. Nasella are Directors whose terms expire at the 1998 Annual Meeting. Unless otherwise instructed in the proxy, all proxies will be voted for the election of each of the nominees to a three-year term expiring at the 2001 Annual Meeting, with each to hold office until his successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for a particular nominee may so indicate by striking out the name of the nominee(s) on the proxy card. Management does not contemplate that any of the nominees will be unable to serve, but in that event, proxies solicited hereby will be voted for the election of another person or persons to be designated by the Board of Directors.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE NOMINEES.

         Information Regarding Nominees, Directors and Executive Officers

     The following table and biographical descriptions sets forth information regarding the principal occupation, other affiliations, committee memberships and age, for the nominees for election as a Director, each director continuing in office and the executive officers of the Company who are not Directors, based on information furnished to the Company by each nominee, director and officer. The following information is as of April 17, 1998 unless otherwise noted.

                                                                                            Term as a
         Name                              Age       Position with Company                Director Ends
         ----                              ---       ---------------------                -------------
Nominees for Election:
     George E. Kane (3).............        93       Director                                 2001*
     Henry J. Nasella (1)(2)........        51       Director                                 2001*

Directors continuing in Office:
     Francis W. Hatch (1)(2)(3).....        72       Director                                 1999
     Louis I. Kane..................        67       Co-Chairman, Director                    2000
     James R. McManus (1)(2)........        64       Director                                 2000
     Ronald M. Shaich...............        44       Co-Chairman, Director, Chief             1999
                                                     Executive Officer

-------------
   *  Assuming election at this Annual Meeting.

(1)  Member of the Compensation and Stock Option Committee.
(2)  Member of the Committee on Nominations.
(3)  Member of the Audit Committee.

Nominees for Election as Directors

     GEORGE E. KANE, Director since November 1988. Mr. Kane was a Director of the Company from March 1981 to December 1985 and a Director Emeritus from December 1985 to November 1988. Mr. Kane retired in 1970 as President of Garden City Trust Company (now University Trust Company). Mr. Kane is an Honorary Director of USTrust. Mr. Kane is the father of Louis I. Kane.

     HENRY J. NASELLA, Director since June 1995. Mr. Nasella has been the President, Chief Executive Officer and Chairman of Star Markets Company, Inc. from September 1994. From January 1994 to September 1994, he was a principal of Phillips-Smith Specialty Venture Capital. From 1988 to July 1993, Mr. Nasella served as the President and Chief Operating Officer of Staples, Inc. Mr. Nasella served as President and Chief Executive Officer of Staples USA (Domestic) from 1992 to July 1993. Mr. Nasella currently is a member of the Board of Visitors of Northeastern University School of Business and a member of the Board of Trustees of Northeastern University Corporation.

Directors Continuing In Office

     FRANCIS W. HATCH, Director since February 1983. Mr. Hatch is a trustee of certain private trusts, and also serves as a director of various corporations.

     LOUIS I. KANE, Director since 1981, co-founder of the Company and Co-Chairman of the Board since January 1988. From January 1988 to May 1994, Mr. Kane served as Co-Chief Executive Officer of the Company. From March 1981 to January 1988, Mr. Kane served as Chairman and Chief Executive Officer of the Company. Beginning in August 1978, Mr. Kane was Chief Executive Officer of Au Bon Pain Corporation, an operator of French bakeries and a predecessor of the Company.

     JAMES R. MCMANUS, Director since October 1987. Since 1971, Mr. McManus has been Chairman, Chief Executive Officer and founder of Marketing Corporation of America, Westport, Connecticut, a marketing consulting and marketing services firm which advises companies in the consumer products and services industry. Mr. McManus is also a director of First Brands Corporation. On February 1, 1994, Mr. McManus resigned as President and Chief Executive Officer of Business Express, Inc., a regional airline operating in the northeastern United States. On January 22, 1996, a petition for Chapter XI Bankruptcy Protection was filed against Business Express, Inc. in federal Bankruptcy Court in Manchester, New Hampshire by Saab Aircraft of America and two of its operating subsidiaries.

     RONALD M. SHAICH, Director since 1981, co-founder of the Company, Co-Chairman of the Board since January 1988 and Chief Executive Officer since May 1994. From January 1988 to May 25, 1994, Mr. Shaich served as Co-Chief Executive Officer of the Company.

Executive Officers Who Are Not Directors

     MAXWELL T. ABBOTT, 51, Senior Vice President Technical Services since June 1995. Prior to that time and for the five years preceding December 27, 1997, Mr. Abbott was Senior Vice President - Research and Development of Long John Silver's, Inc.

     MARK A. BORLAND, 45, Executive Vice President since January 1993 and President, Manufacturing Services Division since January 1995. Prior to January 1995 and from May 1992, Mr. Borland served as Executive Vice President of Au Bon Pain Retail Operations and Manufacturing Operations. Prior to May 1992, Mr. Borland served as Vice President Manufacturing Operations of the Company.

     ANTHONY J. CARROLL, 46, Senior Vice President and Chief Financial Officer since November 1988. Mr. Carroll has also served as Treasurer of the Company since 1992.

     MARIEL CLARK, 41, Senior Vice President Corporate Human Resources since July 1994. Prior to that and since June 1992, Ms. Clark served as Vice President Human Resources. From May 1986 to November 1991, Ms. Clark served as Vice President of Human Resources at Clairpoint Corporation.

     THOMAS R. HOWLEY, 47, Vice President, General Counsel and Assistant Secretary since January 1993. Prior to that time and for the five years preceding December 28, 1996, Mr. Howley was an attorney with the law firm of Rackemann, Sawyer & Brewster.

     RICHARD C. POSTLE, 49, Executive Vice President and President, Saint Louis Bread Company, Inc. since August 1995. From August 1994 through August 1995, Mr. Postle was President and Chief Operating Officer of Checkers Drive-In Restaurants, Inc. From January 1992 through August 1994, Mr. Postle was Senior Vice President, Operations of KFC-USA. From 1988 through December 1991, Mr. Postle was Chief Operating Executive of Brice Foods Inc.

     ROBERT TAFT, 45, Executive Vice President since February 1997 and President, Au Bon Pain Company Owned Stores Business Unit since October 1996. From June 1996 to October 1996, Mr. Taft was Executive Vice President of Golden Corral and from November 1993 to May 1996 he was President and Chief Executive Officer of Papa Gino's. Mr. Taft was previously President of Skippers, Inc.

     SAMUEL H. YONG, 48, Executive Vice President and President, International and Trade Channels Business Unit since January 1994. From April 1989 to December 1993, Mr. Yong served as Managing Director for Burger King Asia Pacific Private, Ltd.


The Board of Directors and Its Committees

     The Company's Board of Directors held five meetings, including one action by written consent, during fiscal year 1997. The Board of Directors has established an Audit Committee, a Compensation and Stock Option Committee and a Committee on Nominations.

     The Audit Committee, which held two meetings in fiscal year 1997, meets with the Company's auditors and principal financial personnel to review the results of the annual audit. The Audit Committee also reviews the scope of, and establishes fees for, audit and non-audit services performed by the independent accountants, reviews the independence of the independent accountants and the adequacy and effectiveness of the Company's internal accounting controls. The Audit Committee consists of two members, currently Messrs. George E. Kane and Francis W. Hatch, and is reconstituted annually.

     The Compensation and Stock Option Committee ("Compensation Committee"), which held three meetings in fiscal year 1997, establishes the compensation, including stock options and other incentive arrangements, of the Company's Co-Chairmen and Chief Executive Officer. It also administers the Company's 1992 Equity Incentive Plan and 1992 Employee Stock Purchase Plan. The Compensation Committee consists of three members, currently Messrs. Francis W. Hatch, James
R. McManus and Henry J. Nasella, and is reconstituted annually.

     The Committee on Nominations was established in November 1995 and held no meetings in 1997. The Committee on Nominations consists of three members, currently Messrs. Francis W. Hatch, James R. McManus and Henry J. Nasella, and is reconstituted annually. The Committee on Nominations selects nominees for election as Directors and will consider written recommendations from any stockholder of record with respect to nominees for Directors of the Company.

     All Directors attended at least 75% of the meetings of the Board and of the committees of which they are members in fiscal 1997.

Compensation Committee Interlocks and Insider Participation

     None of the members of the Compensation Committee has interlocking or other relationships with other boards or with the Company that would call into question his independence as a Committee member.


Compensation of Directors

     Directors who are not employees of the Company receive a quarterly fee ranging from $3,000 to $3,500 for serving on the Board, plus reimbursement of out-of-pocket expenses for attendance at each Board or committee meeting.

     Under a formula-based stock option plan for independent directors (the "Directors' Plan"), as amended by the stockholders at the 1995 Annual Meeting of Stockholders, each current Director who is not an employee or principal stockholder of the Company ("Independent Director") first elected after the effective date of the Directors' Plan will receive, upon his or her election to the board, a one-time grant of an option to purchase 5,000 shares of Class A Common stock. All Independent Directors who serve as such at the end of each of the Company's fiscal years will receive an option to purchase 5,000 shares of Class A Common Stock. All such options will have an exercise price per share equal to the fair market value of a share of Class A Common Stock as of the close of the market the trading day immediately preceding the grant date, will be fully vested when granted, and will be exercisable for a period of 10 years.



                RATIFICATION OF CHOICE OF INDEPENDENT ACCOUNTANTS
                             (Item 2 on Proxy Card)

     The Board of Directors has reappointed the firm of Coopers & Lybrand L.L.P., independent accountants, to audit the books, records and accounts of the Company and its subsidiaries for the fiscal year ending December 26, 1998. In accordance with a resolution of the Board of Directors, this reappointment is being presented to the stockholders for ratification at the meeting.

     Coopers & Lybrand L.L.P. has no direct or indirect material financial interest in the Company or its subsidiaries. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting and will be given the opportunity to make a statement on behalf of Coopers & Lybrand L.L.P. if they so desire. The representatives also will be available to respond to appropriate questions raised by those in attendance at the meeting.

     Proxies solicited by management will be so voted unless stockholders specify otherwise. Ratification by the stockholders is not required. If the proposal is not approved by the stockholders, the Board of Directors will not change the appointment for fiscal 1998, but will consider the stockholder vote in appointing auditors for fiscal 1999.

            THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE `FOR' THE REAPPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT
                       ACCOUNTANTS FOR FISCAL YEAR 1998.


                                 OTHER BUSINESS

     In addition to the business described above, there will be remarks by the Co-Chairmen of the Board and the Chief Executive Officer and a general discussion period during which stockholders will have an opportunity to ask questions about the Company.

     As of the date of this proxy statement, the management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the meeting of stockholders. It is intended, however, that the persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of the Company and its stockholders.


                             EXECUTIVE COMPENSATION

Report of the Compensation Committee

     This report is made by the Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors, the committee which is responsible for establishing the compensation, including base salary and incentive compensation, for the Company's Co-Chairman of the Board, Louis I. Kane and its Co-Chairman and Chief Executive Officer, Ronald M. Shaich.

     Philosophy

     The Compensation Committee seeks to set the compensation of the Company's Chief Executive Officer and Co-Chairmen at levels which are competitive with companies of similar size in the Company's industry. Messrs. Kane and Shaich share the overall responsibilities of Chairman of the Board of Directors. Mr. Shaich also has the overall responsibilities of Chief Executive and Chief Operating Officer. In addition to his responsibilities as Co-Chairman, Mr. Kane is actively involved in a number of areas of the Company, including real estate development, finance and international franchise development. The Compensation Committee examined compensation structures for the chief executive and chief operating officers of companies in the restaurant industry using generally available source material from business periodicals and other sources, and sought to structure the Chief Executive Officer's and Co-Chairmen's compensation at a competitive level appropriate to the comparable companies' group. The companies examined for purposes of evaluating and setting compensation of the Chief Executive Officer and Co-Chairmen are not necessarily included in the "Standard & Poor's 400 - MidCap Restaurant Index" used in the Stock Performance Graph set forth under "Stock Performance" below.

     Compensation Structure

     As can be seen from the Summary Compensation Table included under "Compensation Tables" below, the compensation of the Chief Executive Officer and Co-Chairmen consists of two principal parts, salary and bonus, each of which is reviewed annually by the Committee. The compensation of the Chief Executive Officer and Co-Chairmen is structured to be competitive within the Company's industry and is based upon the general performance of the Company.

     Components of Compensation

     Salary. The salary shown in the Summary Compensation Table represents the fixed portion of compensation for the Chief Executive Officer and Co-Chairmen for the year. Changes in salary depend upon overall Company performance as well as levels of base salary paid by companies of similar size in the Company's industry.

     Bonus. The cash bonus is the principal incentive-based compensation paid annually to the Chief Executive Officer and Co-Chairmen. The Chief Executive Officer and Co-Chairmen will receive a bonus in a predetermined amount if the Company achieves its net income objective for the fiscal year. A higher bonus is paid if the Company exceeds the net income objective by a predetermined percentage. In determining the bonus amount, the Compensation Committee seeks to create an overall compensation package for the Chief Executive Officer and Co-Chairmen which is at the mid-point for comparable companies in the restaurant industry. For 1997, the Company did not achieve the net income objective and, therefore, no cash bonuses were paid to the Chief Executive Officer and Co-Chairmen.

     The Chief Executive Officer and Co-Chairmen may elect to take their respective bonuses in the form of 10-year, fully vested stock options for that number of shares of the Company's Class A Common Stock that could be purchased with an amount equal to two times the cash value of his bonus. The exercise price of the option equals the fair market value of the Company's Class A Common Stock on the date of grant.

     Stock Options. Neither Mr. Kane nor Mr. Shaich participates in either the Performance-Based Option Program under the Company's 1992 Equity Incentive Plan or the 1992 Employee Stock Purchase Plan. In order to provide what the Compensation Committee believes to be appropriate and continuing long-term incentives to its Chief Executive Officer and Co-Chairmen, and in order to align more fully the interests of the stockholders and the Chief Executive Officer and Co-Chairmen, the Compensation Committee on June 12, 1997 granted, to each of Messrs. Kane and Shaich a 10-year option, vesting equally over a five-year period (subject to continued employment), to purchase 400,000 shares of the Company's Class A Common Stock at an exercise price equal to the fair market value of a share of the Class A Common Stock calculated immediately preceding the date of grant. These grants were made in order to retain the services of Messrs. Kane and Shaich over the next five years, at a minimum. As these options have exercise prices equal to the market value of the Company's Class A Common Stock on the grant date, they provide incentive for the creation of stockholder value over the long term since their full benefit cannot be realized unless there occurs over time an appreciation in the price of the Company's Class A Common Stock. The Compensation Committee considers the number of shares to be an appropriate incentive for the Chief Executive officer and Co-Chairmen to continue to focus on building stockholder value. The Compensation Committee has not determined whether any ongoing program of long-term incentive compensation should or will be adopted with respect to its Chief Executive Officer and Co-Chairmen.

Deductibility of Executive Compensation

     The Compensation Committee has reviewed the potential consequences for the Company of Section 162(m) of the Code which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers. Based on such review, the Compensation Committee believes that the limitation will have no effect on the Company in 1998.

                                                   Respectfully submitted,


                                                   James R. McManus
                                                   Chairman
                                                   Francis W. Hatch
                                                   Henry J. Nasella


Report of the Chief Executive Officer

     This report is made by the Company's Chief Executive Officer, who is responsible for establishing the compensation, including salary, bonus and incentive compensation, for all of the Company's executive officers other than the Chief Executive Officer and Co-Chairmen of the Board.

     Philosophy

     In compensating its executive officers, the Chief Executive Officer seeks to structure a salary, bonus and incentive compensation package that will help attract and retain talented individuals and align the interests of the executive officers with the interests of the Company's stockholders.

     Components of Compensation

     There are two components to the compensation of the Company's executive officers: annual cash compensation (consisting of salary and bonus incentives) and long-term incentives.

     Cash Compensation. The Company participates annually in an industry-specific survey of executive officers, which serves as the basis for determining total target cash compensation packages, which are crafted individually for each executive officer. The individual's compensation consists of a base salary and contingent compensation based on actual performance against agreed-to expectations of performance. The individual compensation packages are structured so that, if the executive officer attains the expected level of achievement of each performance goal, the cash compensation of the executive officer will be approximately at the 75th percentile of the compensation of individuals occupying similar positions in the industry, using generally available surveys of executive compensation within the retail industry for companies with comparable revenues.

     At the beginning of each fiscal year, the Chief Executive Officer and each executive officer establish a series of individual performance goals which are specific to the executive's responsibilities. These goals seek to measure performance of each executive officer's job responsibilities: for executive officers whose responsibilities are operational in nature, attainment of operating group goals and objectives is stressed, and for corporate staff officers, overall Company performance measured by earnings-per share growth is utilized. Currently, the maximum potential cash bonus for the Company's executive officers, as a percentage of base salary, ranges from 20% to 60%.

     Thus, the Company's cash compensation practices seek to motivate executives by requiring excellent performance measured against both internal goals and competitive performance.

     Long-Term Incentive Compensation. The second element of executive compensation, long-term incentive compensation, currently takes the form of stock options granted under the Company's 1992 Equity Incentive Plan. Currently, stock options are granted under the Performance-Based Option program, which consists of a series of guidelines which provide for the periodic granting of specific amounts of stock options, denominated in dollars rather than in numbers of shares, depending upon the executive's position within the Company. Existing holdings of stock or stock options are not a factor in determining the dollar value of an individual executive officer's award.

     As is the case with short-term incentive compensation, at the beginning of each fiscal year, the Chief Executive Officer and each executive officer establish a series of individual performance goals specifically related to the executive's responsibilities and designed to measure execution of these responsibilities. In addition, a Company-wide performance goal measured in earnings-per-share growth is established. Further consideration is given to each executive officer's accountability and/or level of responsibility for managing one or more aspects of the Company's overall business. These factors are weighted for each executive officer, with greater emphasis and value being placed on those factors which could have a greater impact on the Company's long-term profitability. An individual executive officer's performance against each of these criteria is then graded at one of five levels: significantly less than expected, less than expected, as expected, exceeds expectation, and significantly exceeds expectation. Awards of options are then made based upon a dollar value, which increases as the executive officer achieves higher grades for overall performance.

     As often as seems appropriate, but at least annually, the Chief Executive Officer reviews the Company's executive compensation program to judge its consistency with the Company's compensation philosophy, whether it supports the Company's strategic and financial objectives, and whether it is competitive within the Company's industry.

Deductibility of Executive Compensation

     The Chief Executive Officer has reviewed the potential consequences for the Company of Section 162(m) of the Code which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers. Based on such review, the Chief Executive Officer believes that the limitation will have no effect on the Company in 1998.


                                           Respectfully submitted,


                                           Ronald M. Shaich
                                           Chief Executive Officer

Severance Arrangements

     Pursuant to certain employment agreements, the Company has agreed to provide each of Messrs. Postle and Taft with severance benefits equal to one year's base salary plus car allowance and insurance benefits if employment is terminated other than for cause.


                               COMPENSATION TABLES

     The following tables set forth information concerning the compensation paid or accrued by the Company during the fiscal years ended December 30, 1995, December 28, 1996 and December 27, 1997, to or for the Company's Chief Executive Officer and its four other most highly compensated executive officers whose salary and bonus combined exceeded $100,000 for fiscal year 1997 (hereinafter referred to as the "named executive officers").

                           SUMMARY COMPENSATION TABLE



                                     Annual                                                            Long-Term
                                   Compensation                                                      Compensation         All Other
           Name and                ------------       Salary         Bonus        Other Annual       Options/SARs       Compensation
       Principal Position              Year             ($)           ($)          Comp. ($)              (#)                ($)
       ------------------              ----             ---           ---          ---------              ---                ---
Ronald M. Shaich                       1997           250,000          -             1,428             400,000(a)
    Co-Chairman and Chief              1996           249,519          -             1,428                 -
    Executive Officer                  1995           241,346          -             1,428             100,000(b)

Louis I. Kane                          1997           250,000          -            17,640             400,000(a)
    Co-Chairman                        1996           249,519          -            17,640                 -
                                       1995           241,346          -             9,828             100,000(b)

Richard C. Postle                      1997           295,192       75,000           8,846              10,000
    President, Saint Louis             1996           250,000       75,000           7,436              35,000(c)
    Bread Business Unit                1995           77,885           -             1,538              46,822            35,000(f)

Robert C. Taft (e)                     1997           250,000       88,850           5,924              10,000
    President, Au Bon                  1996           42,308        21,150           1,826              50,000(d)
    Pain Company Owned Stores
    Business Unit

Samuel H.  Yong                        1997           175,377       51,465           5,975              45,000
    President, International           1996           170,000       57,375           6,600              13,763
    and Trade Channels                 1995           161,634       67,575           6,600              16,259
    Business Unit



(a) Consists of a ten-year option, vesting equally over a five year period beginning June 12, 1997 and is subject to continued employment.
(b) Consists of an option for 100,000 shares granted in fiscal 1996 in order to reflect compensation earned for performance in fiscal 1995.
(c) Includes an option for 5,000 shares granted in fiscal 1997 in order to reflect compensation earned for performance in fiscal 1996.
(d) Represents a one time hire grant.
(e) Mr. Taft began his employment with the Company in October 1996.
(f) Represents one time relocation payment.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                   Individual Grants
                               ---------------------------
                                                Percent of
                                Number of          Total                                                 Potential Realizable
                               Securities        Options /                                               Annual Rates of Stock
                               Underlying          SARs                                                 Valued at Assumed Price
                                Options /       Granted to                                                   Appreciation
                                  SARs           Employees        Exercise or                           Prices for Option Term
                                 Granted         in Fiscal        Base Price       Expiration                    ($)*
       Name                        (#)             Year            ($ / Sh)           Date                 5%             10%
       ----                        ---             ----            --------           ----                 --             ---
Ronald M. Shaich                400,000           32.6%             $7.50             6/12/07         $1,886,684      $4,781,227

Louis I. Kane                   400,000           32.6%             $7.50             6/12/07         $1,886,684      $4,781,227

Richard C. Postle                10,000            0.8%             $8.63             12/2/07            $54,274        $137,540

Robert C. Taft                   10,000            0.8%             $8.63             12/2/07            $54,274        $137,540

Samuel H. Yong                   45,000            3.7%             $7.88             8/21/07           $223,006        $565,141


   * The dollar amounts in this table are the result of calculations at stock appreciation rates specified by the Securities and Exchange Commission and are not intended to forecast actual future appreciation rates of the Company's stock price.

                        FISCAL YEAR-END OPTION/SAR VALUES


                                                      Number of Securities
                                                     Underlying Unexercised
                                                  Options / SARs at FY-End (#)
                                                  ----------------------------
 Name                                              Exercisable / Unexercisable
 ----                                              ---------------------------
 Ronald M. Shaich..............................          277,330/400,000

 Louis I. Kane.................................          277,330/400,000

 Richard C. Postle.............................           11,706/80,116

 Robert C. Taft................................            -- / 60,000

 Samuel H. Yong................................           58,115/39,003


                      OWNERSHIP OF AU BON PAIN COMMON STOCK

     The following table sets forth certain information as of March 31, 1998, with respect to the Company's Class A and Class B Common Stock owned by (1) each director of the Company (2) the executive officers named in the Summary Compensation Table, (3) all directors and executive officers of the Company as a group, and (4) each person who is known by the Company to beneficially own more than five percent of the Company's capital stock. Unless otherwise indicated in the footnotes to the table, all stock is owned of record and beneficially by the persons listed in the table. +



                                                        Class A Common                  Class B Common
Name and, with respect to owner                         --------------                  --------------           Combined Voting
   of more than 5%, address                        Number        Percent (1)        Number        Percent (2)     Percentage (3)
------------------------------                     ------        -----------        ------        -----------     --------------
Ronald M. Shaich+...........................       304,865(4)        2.89%          1,097,710         68.36%            23.4%
  Co-Chairman, Director and
  Chief Executive Officer
  c/o Au Bon Pain Co., Inc.
  19 Fid Kennedy Avenue
  Boston, MA  02210

Louis I. Kane...............................       278,580(5)        2.65%            130,436          8.12%            2.7%
  Co-Chairman and Director
  c/o Au Bon Pain Co., Inc.
  19 Fid Kennedy Avenue
  Boston, MA  02210

Francis W. Hatch............................        49,880(6)(7)         *             42,013          2.61%            1.2%
  Director

George E. Kane..............................        23,942(6)(8)         *             20,000          1.24%              *
  Director

James R. McManus............................        38,542(6)(9)         *                 --             --              *
  Director

Henry J. Nasella............................        20,080(10)           *                 --             --              *
  Director

Samuel H. Yong..............................        64,408(11)           *                 --             --              *
  Executive Vice President and President,
  International & Trade Channels

Richard C. Postle...........................        12,670(12)           *                 --             --              *
  Executive Vice President and President,
  Saint Louis Bread

Robert Taft.................................         2,247(13)           *                 --             --              *
  Executive Vice President and
  President, Au Bon Pain Company Owned Stores


                                      -15-



                                                        Class A Common                  Class B Common
Name and, with respect to owner                         --------------                  --------------           Combined Voting
   of more than 5%, address                        Number        Percent (1)        Number        Percent (2)     Percentage (3)
------------------------------                     ------        -----------        ------        -----------     --------------
All Directors and officers as
  a group (13 persons) +....................       895,828(14)       8.74%          1,310,070         81.58%           30.4%

Morgan Stanley Group Inc. (15)(16)..........     1,331,215          12.98%                 --             --            8.8%
  1251 Avenue of the Americas
  New York, NY  10020

PG Investors, Inc. (15)(17).................     1,326,468          12.93%                 --             --            8.8%
  1251 Avenue of the Americas
  New York, NY  10020

Princes Gate Investors, L.P. (15)(18).......       993,896           9.69%                 --             --            6.6%
  1251 Avenue of the Americas
  New York, NY  10020

Brown Capital Management....................     1,210,550          11.81%                 --             --            8.0%
  809 Cathedral Street
  Baltimore, MD  21201

Acorn Investment Trust,
  Series Designated Acorn Fund (19).........       634,000           6.18%                 --             --            4.2%
  227 West Monroe Street, Suite 3000
  Chicago, IL  60606

Wanger Asset Management, L.P. (20)..........       634,000           6.18%                 --             --            4.2%
  227 West Monroe Street, Suite 3000
  Chicago, IL  60606

Fund Asset Management, L.P. (21)............     1,166,800          11.37%                 --             --            7.7%
  c/o Merrill Lynch & Co., Inc.
  World Financial Center, North Tower
  250 Vesey Street
  New York, NY  10281

Dimensional Fund Advisors Inc.
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401 (22)...............       509,550           4.96%                 --             --            3.4%




-------------

+ Does not include 140,000 shares of Class B Common Stock held by Mr. Joseph Shaich, a director of the Company on March 31, 1998. Mr. Shaich died on April 16, 1998. Ronald Shaich and Joseph Shaich entered into an agreement pursuant to which Ronald Shaich agreed to purchase all such shares of stock within 60 days of Joseph Shaich's death. If Ronald Shaich acquires such shares, his combined voting percentage will be 26.2% and the combined voting percentage of officers and directors as a group will be 33.1%.

* Less than one percent.

(1) Percentage ownership of Class A Common Stock is based on 10,254,301 shares issued and outstanding plus shares subject to options exercisable within sixty days of March 31, 1998 held by the stockholder or group.

(2) Percentage ownership of Class B Common Stock is based on 1,605,741 shares issued and outstanding plus shares subject to options exercisable within sixty days of March 31, 1998 held by the stockholder or group.

(3) This column represents voting power rather than percentage of equity interest as each share of Class A Common Stock is entitled to one vote while each share of Class B Common Stock is entitled to three votes.

(4)      Includes options exercisable within 60 days for 277,330 shares.

(5) Consists of (a) 1,200 shares owned by Mr. Kane's spouse and as to which Mr. Kane disclaims beneficial ownership; and (b) options exercisable within 60 days for 277,330 shares.

(6) Includes options for 23,542 shares exercisable within sixty days of March 31, 1998 pursuant to the Directors' Plan for independent directors.

(7) Includes 22,338 shares owned by Mr. Hatch's spouse and as to which Mr. Hatch disclaims beneficial ownership.

(8)      Also includes 400 shares owned by Mr. Kane.

(9)      Also includes 15,000 shares owned by Mr. McManus.

(10) Consists of 1,000 shares jointly owned by Mr. Nasella and his spouse and options for 19,080 shares exercisable within sixty days of March 31, 1998 pursuant to the Directors' Plan for independent directors.

(11) Consists of (a) options for 64,388 shares exercisable within sixty days of March 31, 1998, and (b) 20 shares in custodial accounts for Mr. Yong's minor children and as to which Mr. Yong disclaims any beneficial ownership.

(12) Includes 964 shares owned by Mr. Postle and options for 11,706 shares exercisable within sixty days of March 31, 1998.

(13) Consists of 2,247 shares of which 895 shares are held in custodial accounts for Mr. Taft's children and as to which Mr. Taft disclaims any beneficial ownership.

(14) Includes options for 801,050 shares exercisable within sixty days of March 31, 1998.

(15) Information included is based solely upon a Schedule 13D filed with the Commission, jointly on behalf of Morgan Stanley Group Inc. ("MS Group"), PG Investors, Inc. ("PGI") and Princes Gate Investors, L.P. ("Princes Gate L.P."). PGI Investors, Inc. is a wholly-owned subsidiary of Morgan Stanley Group Inc., and is the general partner of Princes Gate L.P. On December 22, 1993, the Company issued to several purchasers, including Princes Gate L.P., $30,000,000 in aggregate principal amount of 4.75% Convertible Subordinated Notes due 2001 (the "Notes"). The Notes are convertible into fully paid and non-assessable shares of Class A Common Stock at a conversion price (subject to adjustment) equal to $25.50 principal amount for each share of Class A Common Stock, or currently 1,176,468 shares of Class A Common Stock in the aggregate.

(16) Includes (a) 4,247 shares of Class A Common Stock owned by its wholly-owned subsidiary, Morgan Stanley & Co. Incorporated ("MS & Co.") in its capacity as a market-maker in the Company's Class A Common Stock, (b) 500 shares of Class A Common Stock over which MS & Co. exercises discretionary authority on behalf of customers, and (c) since PGI exercises investment management, voting and/or disposition control over all of the Notes and the underlying shares of Class A Common Stock obtainable upon conversion of the Notes, 1,176,468 shares of Class A Common Stock obtainable upon conversion of the Notes. In connection with a financing transaction consummated in July 1996, also includes a Class A Common Stock purchase warrant issued for 150,000 shares, exercisable at $5.62 per share through July 24, 2001.

(17) Since PGI exercises investment management, voting and disposition control over the Notes and the underlying shares of Class A Common Stock obtainable upon conversion of the Notes, includes 1,176,468 shares of Class A Common Stock obtainable upon conversion of the Notes. In connection with a financing transaction consummated in July 1996, also includes a Class A Common Stock purchase warrant issued for 150,000 shares, exercisable at $5.62 per share through July 24, 2001.

(18) Includes 881,504 shares of Class A Common Stock obtainable upon conversion of the Notes currently held by Princes Gate L.P. In connection with a financing transaction consummated in July 1996, also includes a Class A Common Stock purchase warrant issued for 112,392 shares, exercisable at $5.62 per share through July 24, 2001.

(19) Power over voting and disposition of these securities is shared with Wanger Asset Management, L.P., which is the investment adviser of Acorn Investment Trust, Series Designated Acorn Fund.

(20) Includes 634,000 shares beneficially owned by Acorn Investment Trust, Series Designated Acorn Fund (the "Trust"), with respect to which the Trust has delegated to Wanger Asset Management, L.P. ("WAM") shared voting power and shared dispositive power. WAM serves as investment adviser to the Trust.

(21) Merrill Lynch & Co., Inc. ("ML&Co."), Merrill Lynch Group, Inc. ("ML Group"), and Princeton Services, Inc. ("PSI"), are parent holding companies pursuant to the Securities Exchange Act of 1934. PSI is the general partner of Fund Asset Management, L.P. (d/b/a) Fund Asset Management ("FAM"), and Merrill Lynch Asset Management L.P. (d/b/a) Merrill Lynch Asset Management ("MLAM"). The following entities, (a) ML&Co., (b) ML Group, a wholly-owned direct subsidiary of ML&Co., and
         (c) PSI, a wholly-owned direct subsidiary of ML Group, may all be deemed to be the beneficial owner of certain of these shares by virtue of PSI being the general partner of FAM and MLAM. FAM is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and may be deemed to be the beneficial owner of certain of these shares by virtue of its acting as investment adviser to one or more investment companies and to one or more private accounts. One registered investment company advised by FAM, Merrill Lynch Special Value Fund, Inc., is the beneficial owner of these shares, and is a reporting person. MLAM is an investment advisor registered under
         Section 203 of the Investment Advisors Act of 1940 and may be deemed to be the beneficial owner of these shares by virtue of its acting as investment adviser to one or more investment companies registered under
         Section 8 of the Investment Company Act and to one or more private accounts. ML&Co., ML Group and PSI disclaim beneficial ownership of these shares.

(22) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 509,500 shares, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

                          TOTAL RETURN TO STOCKHOLDERS
                 (Assumes $100 investment on December 31, 1992)

         The following graph and chart compare the cumulative annual stockholder return on the Company's Common Stock over the period commencing December 31, 1992 through December 31, 1997 to that of the total return index for the NASDAQ Stock Market (U.S. Companies) and the Standard & Poor's 400 - MidCap Restaurant Index, assuming the investment of $100 on December 31, 1992. In calculating total annual stockholder return, reinvestment of dividends is assumed. The stock performance graph and chart below are not necessarily indicative of future price performance.


                               [INSERT GRAPH HERE]


                                                       S&P
     Measurement Period             Au Bon          400-MidCap         NASDAQ
    (Fiscal Year Covered)       Pain Co., Inc.      Restaurants       Composite
      12/31/92                     $ 100.00          $ 100.00          $100.00
      12/31/93                     $  85.85          $ 125.23          $114.79
      12/31/94                     $  60.38          $  86.54          $111.99
      12/29/95                     $  31.13          $  85.49          $164.60
      12/31/96                     $  24.53          $  82.00          $202.46
      12/31/97                     $  28.54          $  89.89          $247.29




CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     There are no Certain Relationships or Related Transactions during the fiscal year ended December 27, 1997 to report.

                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         Proposals of stockholders of the Company (including director nominations) intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company not later than December 31, 1998 to be included in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting of Stockholders. Nominations and proposals of stockholders may be submitted to the Company for consideration at the 1999 Annual Meeting of Stockholders if certain conditions set forth in the Company's By-laws are satisfied, although such nominations and proposals will not be included in the proxy statement and form of proxy relating to that annual meeting unless submitted in accordance with the time limits and other requirements set forth above and in the related rules of the Securities and Exchange Commission.


                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and Nasdaq. Officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         In accordance with the provisions of Item 405 of Regulation S-K, to the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 27, 1997, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% beneficial owners were satisfied, with the exception of a Form 4 that was not timely filed on behalf of James R. McManus.


         A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR 1997 MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS COORDINATOR, AU BON PAIN CO., INC., 19 FID KENNEDY AVENUE, BOSTON, MASSACHUSETTS 02210.

                                           SELECTED CONSOLIDATED FINANCIAL DATA


                                                               For the fiscal years ended
                                    -----------------------------------------------------------------------------
                                    Dec. 25,          Dec. 31,          Dec. 30,        Dec. 28,         Dec. 27,
                                      1993              1994              1995            1996             1997
                                    --------          --------          --------        --------         --------
                                                                 (in thousands, except per share data)
Revenues:
 Restaurant sales                  $113,980            $173,436          $216,411        $225,625         $233,212
 Franchise sales and
  other revenues                      8,935               9,450            10,055          11,309           17,678
                                   --------            --------          --------        --------         --------
                                    122,915             182,886           226,466         236,934          250,890
Costs and expenses:
 Cost of food and
  paper products                     39,695              60,535            77,250          85,631           90,385
 Restaurant
  operating expenses                 56,697              85,139           112,161         115,364          119,537
 Depreciation and
  amortization                        7,967              11,891            14,879          16,195           16,862
 General and
  administrative                      6,757              10,098            12,818          14,979           16,417
 Non-recurring
  charge                                  -                   -             8,500           4,435                -
                                   --------            --------          --------        --------         --------
                                    111,116             167,663           225,608         236,604          243,201
                                   --------            --------          --------        --------         --------

Operating income                     11,799              15,223               858             330            7,689
Interest expense, net                    57               1,727             3,363           5,140            7,204
Other (income)
 expense, net                           (28)                 80             2,016           2,513              212
Minority interest                       105                  78               (94)            (40)             (42)

Income (loss) before
 provision (benefit)
 for income taxes                    11,665              13,338            (4,427)         (7,283)             315
Provision (benefit)
 for income taxes                     4,844               5,497            (2,813)         (2,918)          (1,492)
                                  ---------           ---------         ---------       ---------        ---------
Net income (loss)                  $  6,821            $  7,841          $ (1,614)       $ (4,365)        $  1,807
                                   ========            ========          ========        ========         ========

Net income (loss)
 per common share - basic          $    .71            $    .60          $   (.14)       $   (.37)        $    .15
                                   ========            ========          ========        ========         ========
Net income (loss)
 per common share
 - diluted                         $    .69            $    .59          $   (.14)       $   (.37)        $    .15
                                   ========            ========          ========        ========         ========
Weighted average
 number of shares
 outstanding - basic                 11,042              11,429            11,621          11,705           11,766
Weighted average
 number of shares
 outstanding - diluted               11,353              11,624            11,621          11,705           11,913
Comparable restaurant
 sales percentage
 increase for
 Company-operated
 bakery cafes                          6.7%                5.8%(1)           0.5%            0.7%             3.6%



(1) Fiscal 1994 included 53 weeks. The 1994 restaurant sales used in this computation have been adjusted downward to be comparable to fiscal 1993 and fiscal 1995.


                                                              For the fiscal years ended
                                    -------------------------------------------------------------------------
                                    Dec. 25,        Dec. 31,          Dec. 30,       Dec. 28,        Dec. 27,
                                     1993             1994              1995           1996            1997
                                    --------        --------          --------       --------        ---------
                                             (in thousands, except Company-operated bakery cafes open)
Consolidated Balance
 Sheet Data:

Working capital                    $  5,817          $ (3,439)        $    846        $ (1,748)           (58)
Total assets                        120,474           165,586          193,018         196,428        186,516
Long-term debt, less
 current maturities                     274            19,095           42,502          49,736         42,527
Convertible
 subordinated notes                  30,000            30,000           30,000          30,000         30,000
Stockholders' equity                 76,098            94,164           93,238          90,056         92,274

Company-operated
 bakery cafes open                      156               213              244             231            220


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following table sets forth the percentage relationship to total revenues of certain items included in the Company's consolidated statements of operations for the periods indicated:



                                                            For the fiscal years ended
                                                --------------------------------------------------
                                                Dec. 30,             Dec. 28,             Dec. 27,
                                                  1995                 1996                 1997
                                                --------             --------             ------
Revenues:
    Restaurant sales                              95.6%                 95.2%                93.0%
    Franchise sales and
     other revenues                                4.4                   4.8                  7.0
                                                 -----                 -----                -----
                                                 100.0%                100.0%               100.0%
                                                 =====                 =====                =====

Costs and expenses:
    Cost of food and paper
     products                                     34.1%                 36.1%                36.0%
    Restaurant operating
     expenses                                     49.5                  48.7                 47.7
    Depreciation and
     amortization                                  6.6                   6.8                  6.7
    General and administrative                     5.7                   6.3                  6.5
  Non-recurring charge                             3.7                   1.9                    -
                                                  ----                  ----                   --
                                                  99.6                  99.8                 96.9
                                                 -----                 -----                -----
Operating margin                                   0.4                   0.2                  3.1
Interest expense, net                              1.5                   2.2                  2.9
Other expense, net                                 0.9                   1.0                  0.1

Minority interest                                   --                    --                   --
                                                 -----                 -----                -----
Income (loss) before (benefit)
  from income taxes                               (2.0)                 (3.0)                 0.1
Benefit from income taxes                         (1.3)                 (1.2)                (0.6)
                                                 -----                 -----                -----
Net income (loss)                                 (0.7)%                (1.8)%                0.7%
                                                 =====                 =====                =====



General

     The Company's revenues are derived from restaurant sales and franchise sales and other revenues. Franchise sales and other revenues include sales of frozen dough products to franchisees and others, royalty income and franchise fees. Certain expenses (cost of food and paper products, restaurant operating expenses and depreciation and amortization) relate primarily to restaurant sales, while general and administrative expenses relate to all areas of revenue generation.

     The Company's fiscal year ends on the last Saturday in December. The fiscal years from 1995 through 1997 ended on December 30, 1995, December 28, 1996 and December 27, 1997 and included 52, 52 and 52 weeks, respectively. The Company's fiscal year normally consists of 13 four-week periods, with the first, second and third quarters ending 16 weeks, 28 weeks and 40 weeks, respectively, into the fiscal year.

Results of Operations

     1997 Compared to 1996
     ---------------------

     Total restaurant sales from Company-operated bakery cafes increased 3.1% to $233 million in 1997 from $226 million in 1996 due to several factors. Incremental sales were generated from the opening of 6 new Saint Louis Bread Company-operated bakery cafes opened throughout 1997 and 3 Au Bon Pain and 2 Saint Louis Bread Company-operated bakery cafes opened throughout 1996. In addition, comparable restaurant sales increases in Saint Louis Bread and Au Bon Pain contributed to the sales growth. Restaurant sales increased 18.3% in the Saint Louis Bread business due to the store openings and strong comparable restaurant sales of 9.3%, which were slightly offset by the sale of one Saint Louis Bread Company-operated restaurant in connection with the execution of a franchise area development agreement. Sales from Company-owned restaurants in the Au Bon Pain business unit declined 1.7% as the sales from new Company-operated restaurants and an increase in comparable restaurant of 1.6% sales were more than offset by the effect of the disposition throughout 1997 of a number of underperforming bakery cafes.

     Other revenues increased to $17.7 million in 1997 from $11.3 million in 1996, principally from growth in wholesale sales to $8.0 million in 1997, from $5.7 million in 1996 and an increase in franchise revenue to $9.4 million in 1997, from $5.5 million in 1996. The wholesale sales increase was due to additional customers and distribution. The franchise revenue increase was driven by the execution of new franchise area development agreements, fees from opening new franchise locations and higher royalty income.

     Operating income increased to $7.7 million in 1997 from $330,000 in 1996. Operating income in 1996 included a non-recurring charge recorded by the Company of $4.4 million ($3.8 million after-tax), related principally to the write-down of certain assets under FAS #121. Before the non-recurring charge, operating income increased 61% in 1997 to $2.9 million above 1996, driven by increased sales and contribution, especially in the Saint Louis Bread division, where a significant increase in franchise contribution combined with sales growth and operational efficiencies drove Saint Louis Bread's operating income to nearly double versus 1996. In addition, manufacturing contribution improved versus 1996, as the new production facility opened in 1996 in Mexico, MO stabilized its operating performance.

     Operating margin in the Au Bon Pain business unit declined by .5 points in 1997 versus 1996, due to higher food and paper costs of 1.2 points caused by higher commodity costs for butter and less than full capacity in the manufacturing facility in Mexico, Missouri. Restaurant operating expenses decreased by .7 points as sales growth and the closing of unprofitable restaurants provided leverage against occupancy and store overhead costs. Depreciation and amortization and general and administrative expenses as a percentage of revenue remained flat with the prior year.

     Operating margin in the Saint Louis Bread business unit increased by 4.3 points versus the prior year, as higher sales leveraged the fixed costs within the operational expenses and significantly higher franchise contribution increased operating margin. Food and paper costs were .4 points lower in 1997 versus 1996, as operational efficiencies offset commodity cost increases. Restaurant operating expenses as a percentage of revenue declined by 1.3 points with the sales improvement providing leverage against occupancy costs, which declined by .5 points, overhead costs, which declined by .1 points and labor, which declined by .6 points. Franchise contribution grew by over 700%, increasing margin by 1.5 points in 1997 versus 1996, as the broad-based franchise program initiated in 1996 for Saint Louis Bread successfully expanded the number of committed stores to 356 total stores.

     1996 Compared to 1995
     ---------------------

     Restaurant sales from Company-operated bakery cafes increased 4.2% to $226 million in 1996 from $216 million in 1995, due principally to several factors: incremental sales in 1996 over 1995 from the 15 Au Bon Pain and 20 Saint Louis Bread Company-operated bakery cafes opened throughout 1995, strong comparable restaurant sales in the Saint Louis Bread business unit and sales from the 3 Au Bon Pain and 2 Saint Louis Bread Company-operated bakery cafes opened throughout 1996. Company-operated restaurant sales decreased 2.9% in the Au Bon Pain business unit, as additional sales stemming from the new Company-operated bakery cafes opened in 1995 and 1996 were more than offset by the effect on sales of the disposition throughout 1996 of a series of underperforming bakery cafes under an initiative begun in late 1995. Company-operated restaurant sales increased 33.6% in the Saint Louis Bread business unit in 1996 over 1995, due to sales stemming from the new Company-operated bakery cafes opened in 1995 and 1996 and from strong comparable restaurant sales. Comparable restaurant sales in 1996 decreased 1.3%, or $1.96 million, in the Au Bon Pain business unit. In the Saint Louis Bread business unit comparable restaurant sales increased 10.2%, or $3.32 million, in 1996 over the previous year driven by a highly successful bagel product line introduction.

     Operating income declined to $330,000 in 1996 from $858,000 in 1995. Operating income was significantly affected by separate non-recurring charges recorded by the Company of $4.4 million ($3.7 million after-tax) in 1996 and of $8.5 million ($5.3 million after-tax) in 1995. The non-recurring charge recorded in 1996 related principally to the write-down of certain assets in accordance with FAS #121. The non-recurring charge recorded in 1995 related principally to the closure of certain under-performing bakery cafes. Before the non-recurring charges, operating margin decreased in 1996 to 2.0% from 4.1% in 1995, as operating margin improvements at the Saint Louis Bread business unit were more than offset by lower operating margins in the Au Bon Pain business unit, driven primarily by costs associated with the start-up of a new frozen dough manufacturing facility opened during 1996 in Mexico, Missouri.

     Operating margin in the Au Bon Pain business unit declined by 4.3 points in 1996 versus 1995, due principally to start-up costs and inefficiencies related to the opening of the new manufacturing facility and significantly higher commodity costs for butter and flour in 1996 versus the previous year. In total, these manufacturing related costs constituted the majority of the 2.6 point increase to cost of food and paper costs as a percentage of revenues in the Au Bon Pain business unit compared to the prior year. Restaurant operating expenses increased by .4 points in 1996 versus 1995, as percentage increases in occupancy costs due to negative leverage stemming from the slight comparable restaurant sales decline more than offset percentage improvements in both labor costs and controllable expenses at the retail store level. Depreciation and amortization expense as a percentage of revenues increased by .4 points in 1996 due to incremental depreciation related to the new Missouri manufacturing facility and the negative leverage associated with the comparable restaurant sales decline. General and administrative expenses as a percentage of revenues increased by .9 points in 1996 versus 1995 due primarily to greater investment in infrastructure in the international franchise area, information systems and other overhead areas.

     At Saint Louis Bread, operating margin improved by 4.8 points in 1996 versus 1995, as the new management team established at the end of 1995 improved operational focus and control throughout 1996 and the significantly positive comparable restaurant sales increase in 1996 leveraged many of the largely fixed costs within the operations. Percentage food and paper costs decreased by .4 points in 1996 compared to 1995, despite higher allocated costs associated with frozen dough provided by the new manufacturing facility opened during the year. Percentage restaurant operating expenses decreased by 4.2 points driven by improved management controls surrounding labor costs and store-level controllable expenses. Depreciation and amortization expense and general and administrative expenses each decreased by .2 points versus the previous year due to leverage from the significantly higher sales in 1996.


Benefit from Income Taxes

     The Company had a benefit from income taxes of $2.8 million, $2.9 million and $1.5 million for the years ended December 30, 1995, December 28, 1996 and December 27, 1997, respectively, due to federal and state net operating loss carryforwards, tax credit carryforwards and the fact that the Company has incurred net losses. As of December 27, 1997, the Company had federal and state net operating loss carryforwards of approximately $40.0 million, as well as approximately $3.1 million of tax credit carryforwards available for income tax purposes. Approximately $13.1 million of these carryforwards expire in the years 2000-2002, while the remaining $26.9 million expires in the years 2010-2012. For the year ended December 31, 1997, the Company provided a valuation allowance of $1.3 million to reduce its deferred tax asset to a level which, more likely than not, will be realized. The valuation allowance is primarily attributable to the potential expiration of charitable contribution deduction carryforwards and certain state net operating loss carryforwards. The Company reevaluates the positive and negative evidence impacting the realizability of its deferred tax assets on an annual basis.

Net income (loss)

     Higher operating income in 1997 versus 1996 and deferred tax assets generated during 1997 from federal net operating loss carryforwards and tax credit carryforwards (see "Benefit from Income Taxes"), partially offset by higher interest costs incurred in 1997, produced a significant increase in net income for the year ended December 27, 1997 versus a net loss of $4.3 million for the year ended December 28, 1996, which included a non-recurring charge of $3.8 million.

     The lower operating income in 1996 versus 1995, combined with higher interest expense and other expense, net resulted in a net loss of $4.4 million in 1996, as compared with a net loss of $1.6 million in 1995. The higher interest expense was due primarily to higher average long-term debt outstanding, as higher average interest rate due to the issuance of $15 million senior subordinated debentures in July, 1996 which carry a significantly higher coupon rate than the other outstanding long-term debt.


Liquidity and Capital Resources

     Cash and cash equivalents decreased to $853,000 at December 27, 1997 from $2.6 million at December 28, 1996. The Company's principal requirements for cash are capital expenditures for constructing and equipping new bakery cafes and maintaining or remodeling existing bakery cafes and working capital. To date, the Company has met its requirements for capital with cash from operations, proceeds from the sale of equity and debt securities and bank borrowings.

     Net cash provided by net income plus depreciation was $17.3 million in 1997 versus $10.3 million in 1996. A total of $13.5 million was provided by operating activities in 1997 compared to $14.8 million in 1996. In 1997, funds provided by operating activities were primarily the result of an increase in accrued expenses, offset by growth in accounts receivable and a decrease in accounts payable. In 1996, funds provided by operating activities were primarily the result of an increase in accounts payable and accrued expenses, offset by growth in accounts receivable and inventories.

     The Company utilized $7.7 million and $21.8 million for investing activities in 1997 and 1996, respectively. The investing activities in 1997 resulted primarily from three transactions. In the third quarter of 1997, the Company sold its interest in Peet's Coffee and Teas, Incorporated back to Peet's for $2 million in cash, resulting in a pre-tax gain of $930,000. Also in the third quarter of 1997, the Company sold a Saint Louis Bread cafe for $1.1 million in cash in conjunction with the execution of a franchise area development agreement, resulting in a pre-tax gain of $325,000. In the fourth quarter of 1997 the Company sold its Woburn, MA office building for $4.9 million in cash, resulting in a gain of $660,000. The pre-tax gains on these transactions were recognized as a component of other expense, net in the Company's consolidated financial statements for the year ended December 27, 1997. The Company used the proceeds of $3.3 million from these transactions to reduce debt during 1997.

     Total capital expenditures in 1997 of $14.7 million were related primarily to the opening of one Au Bon Pain and six Saint Louis Bread new Company-operated bakery cafes and to the construction of four new local Saint Louis Bread commissaries. The expenditures were mainly funded by net cash from operating activities of $13.5 million and cash proceeds from the non-operating transaction described above.

     The Company utilized $7.5 million and generated $3.2 million from financing activities in 1997 and 1996, respectively. The financing activities in 1997 and 1996 resulted primarily from proceeds from and principal payments on long-term debt, and the issuance of common stock under the Company's employee stock option and employee stock purchase plans.

     In 1998, the Company expects to spend approximately $22.0 million for capital expenditures, principally for the opening of new bakery cafes. The Company expects to fund these expenditures substantially through internally generated cash flow.

     On July 24, 1996, the Company issued $15 million senior subordinated debentures maturing in July, 2000. The debentures accrue interest at increasing fixed rates over the four year term, ranging between 11.25% and 14.0%. In connection with the private placement, warrants with an exercise price of $5.62 per share were issued to purchase between 400,000 and 580,000 shares of the Company's Class A common stock, depending on the term which the debentures remain outstanding and certain future events. The net proceeds of the financing were used to reduce the amount outstanding under the Company's bank revolving line of credit. With the Company's existing revolving line of credit, management believes it has the capital resources necessary to meet its growth goals through 1999.

     The Company has a $28.0 million unsecured revolving line of credit which bears interest at either the commercial bank's prime rate or LIBOR plus 3.0%, at the Company's option. At December 27, 1997, $18.3 million was outstanding under the line of credit and an additional $1,200,000 of the remaining availability was utilized by outstanding letters of credit issued by the bank on behalf of the Company. The revolving line of credit matures on September 30, 1999.

     On March 23, 1998 the Company sold the Mexico, MO production facility and its wholesale frozen dough business to Bunge Foods Corporation ("Bunge") for approximately $13 million in cash. In conjunction with the sale, Au Bon Pain and Saint Louis Bread entered into five year supply agreements with Bunge for the supply of substantially all their frozen dough needs, excluding bagels, in their domestic bakery cafes. The Company expects the supply agreements will result in an improved operating margin of approximately .5% of total revenues, along with reduced interest expense. The net proceeds of the sale were used to reduce the $7.9 million outstanding for the Industrial Revenue Bond and $4.9 million for a permanent reduction to the revolving credit line. This reduction of the revolving credit line reduced the total commitment of the Banks in the Credit

Agreement so that the amount available under the revolving credit line decreased to $23.1 million from $28 million (see Note 8). In addition, approximately $2 million of related receivables at December 27, 1997 will be used to further reduce debt. The Company expects to recognize a pre-tax loss on the sale of the facility of approximately $700,000 in the Company's results of operations for the first quarter of 1998. There were no gains or losses associated with the early retirement of the Industrial Revenue Bond or the partial repayment of the revolving credit line.

     Assuming there is no significant change in the Company's business, the Company believes that the existing cash and cash equivalents as well as cash flows from operations will be sufficient to meet its working capital requirements for at least the next twelve months.


Certain Factors Affecting Future Operating Results

     Statements made or incorporated in this Form 10-K include a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation, statements containing the words "estimates," "projects," "anticipates," "believes," "expects," "intends," "future," and words of similar import which express management's belief, expectations or intentions regarding the Company's future performance. The forward-looking statements involve known and unknown risks and uncertainties. The Company's actual results could differ materially from those set forth in the forward-looking statements. The amount of cost to the Company under the new Supply Agreements is dependent upon market fluctuations in commodities prices, particularly flour and butter. Additionally, the Company's operating results may be affected by many factors, including but not limited to, variations in the number and timing of bakery cafe openings and public acceptance of new bakery cafes, competition and other factors that may affect retailers in general.

     The Company has not completed its assessment of the impact of the Year 2000 issue. It is management's belief that the primary financial systems are Year 2000 compatible. Testing of those systems for compliance is expected to occur during 1998. Many secondary systems associated with the Company's retail operations will require modifications. It is the Company's belief that existing internal Company resources will be adequate to reprogram these Year 2000 modifications. It is expected that the most significant Year 2000 system issue for the Company is with POS systems used by the Au Bon Pain concept. The Company is in negotiations with several vendors to replace the existing POS systems with new state-of-the-art systems. The new systems are expected to be leased at a net incremental cost of approximately $400,000 annually. The incremental cost of the new system is expected to be substantially offset by labor efficiency savings associated with the new POS system.

Recent Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board ("FASB"), issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. The statement is effective for annual periods beginning after December 15, 1997 and the Company will adopt its provisions in fiscal 1998. Reclassifications for earlier periods is required for comprehensive purposes. Management does not expect the statement to have an impact on its financial position or results of operations.

     In June 1997, the Financial Accounting Standards Board issued Statement of Accounting standards ("SFAS") No. 131, "Disclosure about Segments of an Enterprise and Related Information," which changes the manner in which public companies report information about their operating segments. SFAS No 131 which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the geographic locations in which the entity holds assets and reports revenues. Management is currently evaluating the effects of this change on its reporting of segment information. The company will adopt SFAS No. 131 for its fiscal year ending December 26, 1998.

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         The following is included in response to this item:

            MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED MATTERS

     (a)   Market Information.
           -------------------

     The Company's Class A Common Stock is traded on The Nasdaq National Market tier of the Nasdaq Stock Market under the symbol ABPCA. The following table sets forth the high and low sale prices as reported by Nasdaq for the fiscal periods indicated.


1996                                            High            Low
----                                            ----            ---
First quarter .........................         9-5/16          6-3/4
Second quarter ........................         9               6-7/8
Third quarter .........................         7-1/4           6-1/8
Fourth quarter ........................         8-1/4           5-1/2

1997

First quarter..........................         8-7/16          5-7/8
Second quarter ........................         7-3/8           6
Third quarter .........................        10-1/4           7
Fourth quarter ........................         9-13/16         7-1/4



     On March 17, 1998, the last sale price for the Class A Common Stock, as reported on the Nasdaq National Market System, was $8-5/16.

     (b) Holders.
         --------

     On March 17, 1998, the Company had approximately 1,455 holders of record of its Class A Common Stock and approximately 91 holders of its Class B Common Stock.

     (c) Dividends.
         ----------

     The Company has never paid cash dividends on its capital stock and has no intention of paying cash dividends in the foreseeable future.

[X]   PLEASE MARK VOTES
      AS IN THIS EXAMPLE

   --------------------
     AU BON PAIN CO.,
     INC.
   --------------------

RECORD DATE SHARES:  _________

                [Name and Address
                of Shareholder]

                                                       With-      For All
1. Election of Directors.                      For     hold       Except
                                               [ ]     [ ]         [ ]

George E. Kane
Henry J. Nasella


     NOTE: If you do not wish your shares voted "FOR" a particular nominee, mark the "FOR ALL EXCEPT" box and strike a line through that nominee's name. Your shares shall be voted for the remaining nominees.


                                               For  Against  Abstain
                                               [ ]    [ ]      [ ]
2.  Ratification of the appointment of
    Coopers & Lybrand LLP as independent
    auditors of the Company.


3. In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.


Date


Please be sure to sign and date this Proxy Card


Mark box at right if an address change or comment has been noted on
the reverse side of this card.                                         [ ]

    Stockholder sign here                            Co-owner sign here
--------------------------------------------------------------------------------


-------------------------------------------------------------------------------
DETACH CARD                                                          DETACH CARD

                              AU BON PAIN CO., INC.

Dear Shareholder,

Please take note of the important information enclosed with this proxy card. There are a number of issues related to the management and operation of the Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, June 25, 1998.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Au Bon Pain Co., Inc.


                        [Name and Address of Shareholder]

                              AU BON PAIN CO., INC.
                              19 Fid Kennedy Avenue
                                Boston, MA 02210

                 Annual Meeting of Stockholders - June 25, 1998
               Proxy Solicited on Behalf of the Board of Directors


The undersigned, revoking all prior proxies, hereby appoints Louis I. Kane and Ronald M. Shaich as Proxies, with full power of substitution for and on behalf of the undersigned at the 1998 Annual Meeting of Stockholders of AU BON PAIN CO., INC. to be held at USTrust, 40 Court Street, 12th Floor, Boston, Massachusetts, on Thursday, June 25, 1998, at 10:00 a.m., and at any adjournment or adjournments thereof. The undersigned hereby directs the said Proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

--------------------------------------------------------------------------------
     PLEASE VOTE, DATE, AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE VOTE, DATE, AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

     Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If the shareholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                              DO YOU HAVE ANY COMMENTS?

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